Exhibit 21

Subsidiaries of the Registrant

Bay Bancorp, Inc. owns all of the issued and outstanding equity securities of Bay Bank, F.S.B, a federal savings bank (the “Bank”).

The Bank owns all of the issued and outstanding equity securities of:  (i) Bay Financial Services, Inc., a Maryland corporation; (ii) Carrollton Community Development Corporation, a Maryland corporation; (ii) Flagship Acquisitions Trust, a Maryland statutory trust; (iii) Mulberry Street, LLC, a Maryland limited liability company; and (iv) 13 Beaver Run, LLC, a Maryland limited liability company.